Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
636.940.6000

FOR RELEASE:	October 29, 2014

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS THIRD QUARTER RESULTS
Third Quarter 2014 Highlights

•	2014 Quarterly earnings per share of $1.12 vs. prior year of $0.98 - up 14%

•	2014 Quarterly adjusted EBITDA of $48.6 million vs. prior year of $43.3 million - up 12%

•	2014 Quarterly Operating Margins of 24.1% vs. prior year of 17.9%

•	2,151 railcars shipped in Q3 2014

•	Board declares quarterly dividend of $0.40 per common share
St. Charles, MO, October 29, 2014 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its third quarter 2014 financial results. Jeff Hollister, President and CEO of ARI, commented, “In the third quarter of 2014, we experienced another quarter of increasing backlog, which included orders for both hopper and tank railcars. As of September 30, 2014, our new railcar backlog reached its highest point since December 2007 at 11,418 railcars. We continue to be strategic in our selection of orders for railcars that will be added to our lease fleet versus direct sale. Our ability to sustain high production volumes at our tank railcar facility, effectively ramp up production at our hopper railcar facility, and improve efficiencies at other facilities contributed to our strong results. We believe our production processes to be very efficient at producing high quality railcars, which has yielded increasing consolidated operating margins throughout 2014."
Third Quarter Summary
Total consolidated revenues were $162.8 million for the third quarter of 2014, a decrease of 18% when compared to $198.9 million for the same period in 2013. This decrease was primarily driven by decreased manufacturing revenues due to a higher mix of railcars shipped for the Company's lease fleet relative to direct sale shipments. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues were $128.3 million for the third quarter of 2014, a decrease of 25% compared to the same period in 2013. During the third quarter of 2014, ARI shipped 1,034 direct sale railcars and 1,117 railcars built for the Company's lease fleet, compared to 1,360 direct sale railcars and 280 railcars built for the lease fleet during the same period in 2013. Railcars built for the lease fleet represented 52% of ARI’s railcar shipments during the third quarter of 2014 compared to 17% for the same period in 2013. While production of tank railcars continues at strong levels, a higher percentage of tank railcars were built for the Company's lease fleet during the third quarter of 2014 compared to the same period of 2013. In contrast, as the hopper railcar market has strengthened, hopper railcar shipments for direct sale have increased in the third quarter of 2014 compared to the same period in 2013. Hopper railcars generally sell at lower prices than tank railcars due to less material and labor content.
Manufacturing revenues for the third quarter of 2014 exclude $143.7 million of estimated revenues related to railcars built for the Company's lease fleet, compared to $34.8 million for the same period in 2013. Estimated revenues related to railcars built for the Company's lease fleet increased due to a higher quantity of tank railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $17.2 million for the third quarter of 2014, an increase of 107% over the $8.3 million for the comparable period in 2013. The primary reasons for the increase in revenue were an increase in the number of railcars on lease and higher average lease rates. ARI had 6,508 railcars in its lease fleet as of September 30, 2014, compared to 3,780 railcars as of September 30, 2013.

Railcar services revenues for the third quarter of 2014 were $17.4 million. Revenue decreased from $19.7 million for the same period in 2013 due to certain repair projects being performed at the Company's hopper railcar manufacturing facility during the third quarter of 2013 that did not continue into 2014. Production of hopper railcars has ramped up due to increased demand, thus repair projects are no longer being performed at this facility.
Consolidated earnings from operations were $39.3 million for the third quarter of 2014, an increase of 10% over the $35.6 million for the same period in 2013. The increase in consolidated earnings from operations was primarily due to increased earnings in the Company's railcar leasing segment, partially offset by decreases in the manufacturing and railcar services segments.
Consolidated operating margins increased to 24.1% for the third quarter of 2014, compared to 17.9% for the same period in 2013. Consolidated operating margins continue to benefit from the growth of the Company’s lease fleet as well as the Company's ability to sustain high production volumes at its tank railcar facility and efficiently ramp up production at its hopper railcar facility, leading to operational efficiencies and leveraging overhead costs.
Manufacturing earnings from operations were $30.7 million for the third quarter of 2014 compared to $32.1 million for the same period in 2013. This decrease was due primarily to fewer direct sale tank railcar shipments, as discussed above. Estimated profit on railcars built for the Company’s lease fleet was $44.0 million and $9.6 million for the third quarter of 2014 and 2013, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $9.5 million for the third quarter of 2014 compared to $4.2 million for the same period in 2013. This increase was due to the growth in the number of railcars in the Company's lease fleet and higher average lease rates.
Railcar services earnings from operations were $2.7 million for the third quarter of 2014 compared to $3.3 million for the same period in 2013. This decrease was primarily due to the decrease in revenues, discussed above, in addition to start up costs associated with the new Brookhaven repair plant that became operational during the third quarter of 2014.
Selling, general and administrative expenses were $7.6 million for the third quarter of 2014 compared to $7.2 million for the same period in 2013. This $0.4 million increase was primarily driven by increases in bad debt expense and salaries and benefits, partially offset by a decrease in incentive compensation (including share-based compensation) as well as fluctuations in various other corporate expenses.
EBITDA, adjusted to exclude share-based compensation expense and other income related to the Company's short-term investments (Adjusted EBITDA), was $48.6 million for the third quarter of 2014, compared to $43.3 million for the comparable quarter of 2013. The increase resulted primarily from increased consolidated earnings from operations in addition to earnings (loss) from joint ventures improving by $0.5 million for the third quarter of 2014 compared to the comparable period in 2013. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the third quarter of 2014 were $23.8 million, or $1.12 per share, compared to $21.0 million, or $0.98 per share, in the same period in 2013. This increase was driven primarily by increased consolidated earnings from operations and improved results from the Company's joint ventures, as discussed above, partially offset by an increase in interest expense due to a higher average debt balance as a result of increased borrowings to support the growth of the Company's lease fleet.
Year-to-Date Results
Consolidated revenues for the first nine months of 2014 were $582.5 million compared to $553.4 million for the comparable period in 2013. The Company shipped 3,834 direct sale railcars and 2,067 railcars built for the Company's lease fleet during the first nine months of 2014, compared to 3,660 direct sale railcars and 1,190 railcars built for the lease fleet during the same period in 2013. Railcars built for the lease fleet represented 35% of ARI's railcar shipments in the first nine months of 2014, compared to 25% for the same period in 2013.
Consolidated earnings from operations for the first nine months of 2014 were $127.6 million, and up by 20% from $106.7 million for the comparable period in 2013. Consolidated earnings from operations for the first nine months of 2014 and 2013 excluded $83.4 million and $29.5 million, respectively, of estimated profit on railcars built for the lease fleet that is eliminated in consolidation. Consolidated operating margins were 21.9% for the first nine months of 2014, compared to 19.3% for the comparable period of 2013, reflecting higher volumes and good efficiencies as a result of sustained high levels of production for tank railcars and ramped up production for hopper railcars.
Adjusted EBITDA was $156.4 million for the first nine months of 2014, and up by $27.3 million, or an increase of 21.1%, from $129.1 million for the comparable period in 2013. The increase resulted primarily from increased consolidated earnings from operations, in addition to an improvement of $2.0 million from earnings (loss) from joint ventures for the first nine months of 2014 compared to the same period in 2013.
Net earnings for the first nine months of 2014 were $76.8 million, or $3.60 per share, compared to $62.5 million, or $2.93 per share, for the comparable period in 2013.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations in the first nine months of 2014 of $111.7 million. As of September 30, 2014, ARI had working capital of $152.5 million, including $99.5 million of cash and cash equivalents. In January 2014, the Company refinanced its original 2012 lease fleet financing facility to increase borrowing capacity, extend the term and lower the interest rate. The refinancing provided the Company with net cash of $122.2 million. As of September 30, 2014, ARI had $311.6 million of debt outstanding under the refinanced lease fleet financing facility.
In October 2014, the Company entered into a lease fleet financing facility for $100.0 million, to support the growth of its leasing business.
At the board meeting in October, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of December 12, 2014 that will be paid on December 19, 2014.

Backlog
During the quarter we received orders for 4,034 railcars, resulting in a backlog as of September 30, 2014 of 11,418 railcars with an estimated value of $1,141.4 million. Of the total backlog, 2,654, or 23%, were railcars subject to lease with an estimated market value of $314.5 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, October 30, 2014 at 10:00 am (Eastern Time) to discuss the Company’s third quarter 2014 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, potential regulatory developments, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, trends relating to operating margins or manufacturing efficiencies, anticipated benefits regarding the growth of the Company’s leasing business and the mix of railcars in our lease fleet, anticipated benefits regarding the Company’s current and potential future efforts to expand its railcar repair business, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; the impact of an economic downturn, adverse market conditions and restricted credit markets; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P, and certain of his affiliates; the sufficiency of our liquidity and capital resources; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$99,453	$97,252
Restricted cash	7,217	3,908
Accounts receivable, net	29,006	21,939
Accounts receivable, due from related parties	25,105	16,402
Inventories, net	105,352	90,185
Deferred tax assets	8,941	9,060
Prepaid expenses and other current assets	4,949	6,500
Total current assets	280,023	245,246
Property, plant and equipment, net	159,334	159,375
Railcars on operating leases, net	548,836	372,551
Deferred debt issuance costs, net	2,254	2,026
Goodwill	7,169	7,169
Investments in and loans to joint ventures	28,231	31,430
Other assets	4,077	7,812
Total assets	$1,029,924	$825,609
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$73,397	$52,772
Accounts payable, due to related parties	2,948	1,410
Accrued expenses and taxes	24,780	20,216
Accrued compensation	15,737	16,071
Current portion of long-term debt	10,612	6,655
Total current liabilities	127,474	97,124
Long-term debt, net of current portion	300,995	188,103
Deferred tax liability	110,516	99,212
Pension and post-retirement liabilities	3,943	4,718
Other liabilities	2,437	2,550
Total liabilities	545,365	391,707
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of September 30, 2014 and December 31, 2013	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	246,762	195,574
Accumulated other comprehensive loss	(2,025)	(1,494)
Total stockholders’ equity	484,559	433,902
Total liabilities and stockholders’ equity	$1,029,924	$825,609

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Manufacturing (including revenues from affiliates of $62,698 and $195,068 for the three and nine months ended September 30, 2014, respectively, and $65,678 and $148,660 for the same periods in 2013)	$128,270	$170,943	$488,597	$476,160
Railcar Leasing	17,219	8,301	42,850	22,371
Railcar Services (including revenues from affiliates of $4,912 and $13,574 for the three and nine months ended September 30, 2014, respectively, and $4,307 and $13,461 for the same periods in 2013)	17,353	19,655	51,019	54,882
Total revenues	162,842	198,899	582,466	553,413
Cost of revenues:
Manufacturing	(95,609)	(136,974)	(374,007)	(371,806)
Railcar Leasing	(6,319)	(3,524)	(16,192)	(9,729)
Railcar Services	(14,065)	(15,614)	(40,854)	(43,063)
Total cost of revenues	(115,993)	(156,112)	(431,053)	(424,598)
Gross profit	46,849	42,787	151,413	128,815
Selling, general and administrative	(7,570)	(7,161)	(23,777)	(22,091)
Earnings from operations	39,279	35,626	127,636	106,724
Interest income (including income from related parties of $603 and $1,843 for the three and nine months ended September 30, 2014, respectively, and $669 and $2,026 for the same periods in 2013)	608	672	1,868	2,042
Interest expense	(1,849)	(1,512)	(5,364)	(5,853)
Loss on debt extinguishment	—	—	(1,896)	(392)
Other income	63	16	95	2,024
Earnings (Loss) from joint ventures	3	(505)	(263)	(2,282)
Earnings before income taxes	38,104	34,297	122,076	102,263
Income tax expense	(14,280)	(13,327)	(45,266)	(39,737)
Net earnings	$23,824	$20,970	$76,810	$62,526
Net earnings per common share—basic and diluted	$1.12	$0.98	$3.60	$2.93

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
	(in thousands)
Three Months Ended September 30, 2014
Manufacturing	$128,270	$143,706	$271,976	$30,696	$44,017	$74,713
Railcar Leasing	17,219	—	17,219	9,473	(7)	9,466
Railcar Services	17,353	38	17,391	2,674	10	2,684
Corporate/Eliminations	—	(143,744)	(143,744)	(3,564)	(44,020)	(47,584)
Total Consolidated	$162,842	$—	$162,842	$39,279	$—	$39,279
Three Months Ended September 30, 2013
Manufacturing	$170,943	$34,824	$205,767	$32,075	$9,633	$41,708
Railcar Leasing	8,301	—	8,301	4,155	5	4,160
Railcar Services	19,655	31	19,686	3,292	(13)	3,279
Corporate/Eliminations	—	(34,855)	(34,855)	(3,896)	(9,625)	(13,521)
Total Consolidated	$198,899	$—	$198,899	$35,626	$—	$35,626
Nine Months Ended September 30, 2014
Manufacturing	$488,597	$269,040	$757,637	$108,948	$83,374	$192,322
Railcar Leasing	42,850	—	42,850	23,102	(40)	23,062
Railcar Services	51,019	222	51,241	7,971	58	8,029
Corporate/Eliminations	—	(269,262)	(269,262)	(12,385)	(83,392)	(95,777)
Total Consolidated	$582,466	$—	$582,466	$127,636	$—	$127,636
Nine Months Ended September 30, 2013
Manufacturing	$476,160	$135,315	$611,475	$98,834	$29,541	$128,375
Railcar Leasing	22,371	—	22,371	9,963	17	9,980
Railcar Services	54,882	126	55,008	9,680	(11)	9,669
Corporate/Eliminations	—	(135,441)	(135,441)	(11,753)	(29,547)	(41,300)
Total Consolidated	$553,413	$—	$553,413	$106,724	$—	$106,724

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Operating activities:
Net earnings	$76,810	$62,526
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	24,423	20,433
Amortization of deferred costs	363	486
(Gain) loss on disposal of property, plant, equipment and leased railcars	(72)	75
Loss from joint ventures	263	2,282
Provision for deferred income taxes	11,182	23,997
Provision for allowance for doubtful accounts receivable	905	14
Items related to investing activities:
Realized and unrealized gains on short-term investments - available for sale securities	—	(141)
Items related to financing activities:
Loss on debt extinguishment	1,896	392
Changes in operating assets and liabilities:
Accounts receivable, net	(7,987)	5,329
Accounts receivable, due from related parties	(8,764)	(9,315)
Inventories, net	(15,235)	7,994
Prepaid expenses and other current assets	(1,734)	(30)
Accounts payable	20,634	(6,927)
Accounts payable, due to related parties	1,538	(1,345)
Accrued expenses and taxes	4,432	16,483
Other	3,007	(4,224)
Net cash provided by operating activities	111,661	118,029
Investing activities:
Purchases of property, plant and equipment	(13,701)	(15,343)
Capital expenditures - leased railcars	(187,861)	(108,314)
Proceeds from the sale of property, plant, equipment and leased railcars	575	2
Proceeds from the sale of short-term investments - available for sale securities	—	12,699
Proceeds from repayments of loans by joint ventures	2,875	2,100
Investments in and loans to joint ventures	—	(136)
Net cash used in investing activities	(198,112)	(108,992)
Financing activities:
Repayments of long-term debt	(201,833)	(178,424)
Proceeds from long-term debt	318,682	99,841
Change in interest reserve related to long-term debt	(26)	(3,965)
Payment of common stock dividends	(25,623)	(16,014)
Debt issuance costs	(2,425)	(432)
Net cash provided by (used in) financing activities	88,775	(98,994)
Effect of exchange rate changes on cash and cash equivalents	(123)	(68)
Increase (Decrease) in cash and cash equivalents	2,201	(90,025)
Cash and cash equivalents at beginning of period	97,252	205,045
Cash and cash equivalents at end of period	$99,453	$115,020

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net earnings	$23,824	$20,970	$76,810	$62,526
Income tax expense	14,280	13,327	45,266	39,737
Interest expense	1,849	1,512	5,364	5,853
Loss on debt extinguishment	—	—	1,896	392
Interest income	(608)	(672)	(1,868)	(2,042)
Depreciation	8,751	7,038	24,423	20,433
EBITDA	$48,096	$42,175	$151,891	$126,899
Other income related to short-term investments	—	—	—	(2,008)
Expense related to stock appreciation rights compensation	540	1,165	4,512	4,240
Adjusted EBITDA	$48,636	$43,340	$156,403	$129,131

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense related to stock appreciation rights (SARs) and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation, and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock, short-term investments and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.